EX-99.h.1.ii

AMENDED AND RESTATED

SCHEDULE A

DELAWARE GROUP CASH RESERVE

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AS OF DECEMBER 1, 2025

Nomura Ultrashort Fund (formerly, Macquarie Ultrashort Fund)	Effective as of January 5, 2016

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICES COMPANY	DELAWARE GROUP CASH RESERVE for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	SVP/Global Head of Fund Services/Managing Director	Title:	President/Senior Managing Director